Free Writing Prospectus	Filed pursuant to Rule 433(d)
Dated January 25, 2007	Registration Numbers 333-11678 and 333-133356

January 25, 2007

Update to the Preliminary Prospectus Supplement of the Development Bank of Japan (“DBJ”)

dated January 22, 2007 Relating to a Global Offering of U.S. Dollar Denominated Bonds

The following updates information disclosed under “Capitalization” on page S-19 of the Preliminary Prospectus Supplement of DBJ dated January 22, 2007 relating to a global offering of U.S. dollar denominated bonds.

1.	DBJ (Governor: Takeshi Komura) has launched today at the following terms offerings of its Fiscal Investment and Loan Program (“FILP”) Agency Bonds (non-government guaranteed domestic bonds) in Japan:

2.	The main terms of the FILP Agency Bonds:

#28 DBJ Bond

Amount	JPY 50 billion

Market	Japan

Maturity	5 years (due on December 20, 2011)

Payment date	February 5, 2007

Coupon rate	1.3%

Issue price	99.97% (Re-offer yield:1.306%)

#29 DBJ Bond

Amount	JPY 20 billion

Market	Japan

Maturity	10 years (due on December 20, 2016)

Payment date	February 5, 2007

Coupon rate	1.86%

Issue price	99.93% (Re-offer yield:1.867%)

You can Access the issuer’s most recent prospectus with respect to the global offering of U.S. dollar denominated bonds satisfying the requirements of Section 10 of the United States Securities Act of 1933 at the following website:

http://www.sec.gov/Archives/edgar/data/1109609/000119312507009617/d424b5.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the global offering of U.S. dollar denominated bonds. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, any Manager participating in the offering will arrange to send you the prospectus, which you may request by calling collect at 1-866-500-5408.

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